Exhibit 6.11

AMENDMENT NO. 1 TO

COMMON STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 (the “Amendment”) to the Common Stock Purchase Agreement, dated as of June 30, 2016 (the “Agreement”), by and between Rentberry, Inc., a Delaware corporation (the “Corporation”), and Oleksandr Kotovskov (“Purchaser”), is made as of this 6th day of November, 2018, by and between the Corporation and Purchaser. Capitalized terms used but not defined in this Amendment shall have the meaning ascribed to them in the Agreement. However, capitalized terms defined in this Amendment shall supersede any identical defined term set forth in the Agreement.

W I T N E S S E T H:

WHEREAS, pursuant to the Agreement, the Purchaser purchased 250,000 shares of the Corporation’s Common Stock (the “Shares”);

WHEREAS, pursuant to Section 10(c) of the Agreement, the Agreement may be amended with the written consent of the Corporation and the Purchaser;

WHEREAS, Purchaser has acquired a vested interest in, and the Repurchase Option has lapsed with respect to, one hundred forty-five thousand eight hundred thirty-three (145,833) Shares; and

WHEREAS, despite the number of Shares that has vested pursuant to Section 3(a)(iii) of the Agreement, the Board of Directors of the Company nevertheless decided, on the date hereof, to cause one hundred four thousand one hundred sixty-seven (104,167) additional Shares held by Purchaser to be vested, such that Purchaser now holds a total of two hundred fifty thousand (250,000) vested Shares.

NOW, THEREFORE, in consideration of the foregoing and of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement in the following respects:

1. Amendment of the Agreement. This Amendment hereby provides for the amendment and revision of the Agreement to incorporate the terms and conditions set forth herein. Except as otherwise explicitly provided in this Amendment, the Agreement will remain unchanged and in full force and effect.

2. Amendment to Section 3(a)(iii) of the Agreement. Section 3(a)(iii) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b) The Board of Directors has determined to vest one hundred four thousand one hundred sixty-seven (104,167) additional Shares held by Purchaser. Purchaser now holds two-hundred fifty thousand (250,000) vested Shares.”

3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of California, as such laws are applied to contracts entered into and performed in such State without resort to that State’s conflict-of-laws rules.

4. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

5. Agreement is Entire Contract. This Amendment constitutes the entire contract between the parties hereto with regard to the subject matter hereof. Purchaser acknowledges that this Amendment supersedes all previous understandings, written or oral, with respect to the subject matter hereof.

6. Severability. If one or more provisions of this Amendment are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Amendment, and the balance of the Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7. Titles and Subtitles. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

8. Legal Counsel. The Purchaser acknowledges that counsel to the Corporation, O’Melveny & Myers LLP, has represented the Corporation in connection with this Amendment, and further acknowledges and agrees as follows: (i) counsel to the Corporation is not representing the interests of the Purchaser, and the Purchaser is not relying on counsel to the Corporation in determining whether to enter into this Amendment and (ii) the Purchaser has been advised to seek independent counsel, to the extent the Purchaser deems it appropriate, to protect the Purchaser’s interests in connection herewith.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

CORPORATION:

RENTBERRY, INC.

By:	/s/ Oleksiy Lyubynskyy
Name: Oleksiy Lyubynskyy
Title: President

Address: 201 Spear Street, Suite 1100, San Francisco, CA 94105

PURCHASER:

/s/ Oleksandr Kotovskov
Oleksandr Kotovskov

[Signature Page to Amendment to Common Stock Purchase Agreement]